EXHIBIT 10.4

INTEGRATED RISK MANAGEMENT AND GRAIN ORIGINATION AGREEMENT

THIS RISK MANAGEMENT AND GRAIN ORIGINATION AGREEMENT (the "Agreement"), is made and entered into this 30th day of October, 2007, by and among Biofuel Advanced Research & Development, (BARD) ("Client"), a Pennsylvania limited liability company with its principal office located at 7910 Lawnsdale Avenue, Philadelphia, PA 191 I 1., FCSTONE, LLC ("FCStone ), an Iowa limited liability company with its principal office located at 2829 Westown Parkway, Suite 100, West Des Moines, Iowa 50266, and FGDI, L.L.C. ("FGDI"). a Delaware limited liability company having its principal office located at  19901 North Dixie Highway, Suite B, Bowling Green, Ohio 43402.

WHEREAS, Client is developing a soybean crushing production facility to be located at One Ben Fairless Drive, Fairiess Hills, PA (the "Plant") that will produce several products, including soybean oil, using soybeans as its feedstock;

WHEREAS, FCStone is in the business of providing risk management services pertaining to commodity origination and marketing and related services; and

WHEREAS. FGDI is in the business of purchasing and selling soybeans into commercial channels and can originate the quantity and quality of soybeans required by Client for delivery to the Plant.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Scope of Services. FGDI and FCStone shall provide the risk management, grain origination and related services as described in Exhibit A and incorporated herein, under terms and conditions as hereinafter further provided.

2. Risk Management Services by FCStone. FCStone shall, during the term hereof, provide consulting services to Client in the implementation of a risk management program for Client. The services to be provided by FCStone arc set forth in the portions of Exhibit A attached hereto which refer to FCStone. In connection therewith (he parties may agree to enter into certain hedging or other futures agreements and transactions from time to time. In such event all costs of such hedging, including margin calls and commissions, shall be the responsibility of Client. All such futures or contracts shall be executed on behalf of, and transacted in the name of, Client upon specific approval and direction by a Client Representative. All such transactions shall be subject to, and governed by. the applicable account agreements between Client and FCStone or other applicable party. Transaction fees, commissions and other charges shall be paid by Client as agreed from time to time and shall be in addition to the FCStone Service Fee set forth in Section 4(a).

3. Soybeans Origination by FGDI. FGDI agrees to supply to Client and deliver to the Plant the soybeans required for it to maintain the normal production schedule of the Plant, unless prevented from doing so by circumstances of supply or logistics reasonably beyond its control.    FCStone and FGDI shall work together to seek to obtain the lowest possible total soybeans cost for Client under prevailing market conditions consistent with prudent risk management practices. Client shall purchase from FGDI and FGDI shall supply to Client, all of the soybeans required for the operation of the Plant during the term hereof. Such origination shall be on the terms herein provided.

Except as provided to the contrary in any cash forward contract or for sales out of "FGDI" inventory in storage as herein provided, and unless otherwise agreed by the parties in writing or by oral agreement confirmed in writing, soybeans shall be sold by FGDI to Client, delivered at the Plant, at a price per bushel that shall be equal to FGDl's actual cost of origination and delivery, plus the FGDI Service Fee set forth in Section 4(b). FGDl's actual cost shall be the amount actually paid by FGDI to its supplier for the soybeans plus (1) actual freight, demurrage and other transportation cost is incurred by FGDI, (2) soybeans taxes, excise, or other transaction taxes, if any, imposed on the acquisition or sale of the soybeans, and (3) any other direct cost actually incurred by FGDI and paid in obtaining and delivering the soybeans. Client sir ill separately pay all rail car lease expenses, and such expenses shall not be included in item (\) above to the extent paid by Client.

4. Fees.

(a) FCStone. Client shall pay FCStane a service fee for its services hereunder of $120,000 per year, which is $0.002 per gallon of the anticipated annual Plant nameplaie capacity of 60,000,000 gallons per year (the "FCStom- Service Fee"). The FCStone Service Fee shall be payable in advance in equal monthly installments of $10,000 per month, payable on the first business day of each month after the Effective Date. In addition to such fees, as noted in Section 2. Client shall also pay any transaction commissions, fees, services charges or other charges arising from options, futures or other risk management transactions executed through FCStone, its affiliates, or others in accordance with their applicable schedule- of rates except that the rate for exchange traded furores and options transactions shall be $15.00 per round turn, plus applicable exchange fees and National Futures Association ("NFA") fees.

(b) FGDI.  Client shall pay FGDI a fee - if $0,045 per bushel for origination services hereunder on each bushel of soybeans delivered by unit grain train or barge or vessel to the Plant for tf •:• first tlr;.*e years after the Effective Dale as defined in Sec.ion 17(a) ("Regular Service Fee"). Soybeans originated by truck or in deliveries of less than a full unit train snail be charged a special service fee of $0,065 per bushel ("Special Service Fee'}, commensurate with the additional services to be provided. Together these fee:- are referred to herein as the "FGDI Service Fee'*. Both the Regular Service Fee and the Special Service Fee shall be increased prospectively as of the anniversary date of the Effective Date as deilncd in Section 17(a), for each renewal year after .he initial three year term, by adding $0,005 per bushel to the rates stale:! above f< • each year after the initial three year term. Client will pay FGDI a minimum annual service fee adjustment (the "FGDI Minimum Annual Fee Adjustment"), if Client purchases less than seventy five percent (75%) of the projec;.-d annual bushel requirements (the "Minimum Purchase Amount") of the Pluit, which is agreed to be sixty six million (66,000,000) bushels per year, during any year of the term hereof after the Effective Date. FGDI will adjust the Minimum Purchase Amount after three (3).

FGDI, L.L.C.